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                       IRVINE APARTMENT COMMUNITIES, L.P.
                        CONSENT OF INDEPENDENT AUDITORS

                                  Exhibit 23.2

We consent to the use of our report dated February 1, 1999 with respect to the consolidated financial statements and related financial statement schedule of Irvine Apartment Communities, L.P., included in this Annual Report on Form 10-K/A of Irvine Apartment Communities, L.P.

We also consent to the incorporation by reference of our report dated February 1, 1999 with respect to the consolidated financial statements and related financial statement schedule of Irvine Apartment Communities, L.P. in the Registration Statement (Form S-3) pertaining to the Irvine Apartment Communities, L.P. registration of $350,000,000 of Debt Securities.


Newport Beach, California
April 30, 1999